Exhibit 99.2


                                  ROFIN-SINAR
                                TECHNOLOGIES INC.
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                                  PRESS RELEASE


                                            Contact:       Thorsten Frauenpreiss
                                                           Rofin-Sinar
                                                           011-49-40-733-63-256
                                                              - or-
                                                           James Prout
                                                           Taylor Rafferty
                                                           212-889-4350


ROFIN-SINAR COMPLETES ACQUISITION OF BAASEL LASERTECH GROUP

Plymouth, Michigan / Hamburg, Germany, May 10, 2000 - Rofin-Sinar Technologies, Inc. ("Rofin-Sinar") (NASDAQ: RSTI) today announced that it has completed the acquisition of a controlling interest in Carl Baasel Lasertechnik GmbH and its worldwide subsidiaries ("Baasel Lasertech Group") from Mannesmann Demag Krauss-Maffei AG for Euro 44.4 million (US$40 million) in cash. Under the terms of the acquisition agreement, the Company has also refinanced Baasel Lasertech Group's outstanding debt as of the closing date.

As a result of the acquisition of Basel Lasertech Group, Rofin-Sinar will become one of the world's largest producers of industrial lasers and laser-based advanced manufacturing systems.

"Both companies together have close to 1,000 employees and will deliver more than 1,500 lasers per year. Rofin-Sinar's focus on developing state-of-the-art laser sources and Baasels' strong know-how in laser systems technology will become a perfect basis for further growth," commented Dr. Peter Wirth, President and CEO of Rofin-Sinar.

"Both companies complement each other in most of their activities - this will boost our competitiveness," added Mr. Carl Baasel, the founder of Baasel Lasertech Group.

Headquartered in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany, UK and Japan, Rofin-Sinar currently has more than 6,000 laser units installed worldwide and serves more than 1,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.


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